Exhibit 99.7

Town Hall Communications

From: Google

To: Googlers

Subject: TOWN HALL Announcing Planned Offer to Exchange Stock Options with Laszlo Bock and Don Harrison - 1/22 8 p.m. PT // 1/23 10 a.m. PT

As Laszlo just announced, the Board of Directors of Google Inc. has approved a stock option exchange program in which you may be eligible to participate. We are holding two Town Hall meetings to introduce the planned program and provide an opportunity for Q&A. Both meetings will cover the same information and will take place in Charlie’s Cafe in Mountain View. See below for details on where each Town Hall will be broadcast live to.

Session #1 - Broadcast live to J-APAC

January 22, 8:00-9:00 p.m. PT (local times here)

Your questions are welcome and encouraged:

For the most up-to-date list of rooms, please see:

To webstream the event live on your computer:

Session #2 - Broadcast live to the Americas and EMEA

January 23, 10:00-11:00 a.m. PT (local times here)

Your questions are welcome and encouraged:

For the most up-to-date list of rooms, please see:

To webstream the event live on your computer:

This meeting is confidential and is open to Google employees only. If you can’t attend in person, please note that a video of the event will be posted to                      by the end of the day on January 24th, and that a subtitled video of the event will be posted to                      on Monday January 26th.

Hope to see you there!

The option exchange described in this e-mail has not launched. When the option exchange begins, Google will provide you with written materials explaining the terms and timing. You should read these materials carefully when they become available because they will contain important information about the option exchange. When the offer period begins, Google will file these materials with the Securities and Exchange Commission (SEC) as part of a tender offer statement. Googlers will be able to obtain these written materials and other documents filed by Google with the SEC free of charge from the SEC’s website at www.sec.gov or by email at                     .